EXHIBIT 99

FOR IMMEDIATE RELEASE

CONTACTS:  Corporate Contact:                    Investor Relations
           John Carlson                          Harriet Fried
           Exec VP & CFO                         Lippert/Heilshorn & Associates
           480-505-4869                          212-838-3777


                       Alanco Receives NASDAQ Notification
                      Company Is Provided 180 Calendar Days
                 To Regain Minimum $1.00 Bid Price Requirements

(Scottsdale, AZ - September 18, 2009) - Alanco Technologies, Inc.(NASDAQ: ALAN), said today that the Company received notification from NASDAQ on September 15, 2009 that the Company fails to comply with the minimum $1.00 bid price requirements for continued listing as set forth in NASDAQ Marketplace Rule 4310
(c)(4)(the "Rule").  Therefore, in accordance with Marketplace Rule 4310 (c)
(8)(D), the Company will be provided 180 calendar days or until March 15, 2010, to regain compliance. If, at anytime before March 15, 2010, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days, NASDAQ Staff will provide written notification that it complies with the Rule.

If compliance with this Rule cannot be demonstrated by March 15, 2010, Staff will determine whether the Company meets the NASDAQ Smallcap Market initial listing criteria as set forth in Marketplace Rule 4310 (c), except for the bid price requirement. If it meets the initial listing criteria, Staff will notify the Company that it has been granted an additional 180 calendar days to meet the $1.00 minimum bid price requirement. If the Company is not eligible for an additional compliance period, Staff will provide written notification that the Company's securities will be delisted. At that time, the Company may appeal Staff's determination to delist its securities to a Listing Qualifications Panel.

Alanco Technologies, Inc. provides wireless tracking and asset management solutions through its StarTrak Systems and Alanco/TSI PRISM subsidiaries. StarTrak Systems is the dominant provider of tracking, monitoring and control services to the refrigerated or "Reefer" segment of the transportation marketplace, enabling customers to increase efficiency and reduce costs of the refrigerated supply chain. Alanco/TSI PRISM is the leading provider of RFID real-time tracking technologies for the corrections industry. Its systems track and record the location and movement of inmates and officers, enhancing safety, security and productivity. For more information, visit the company's website at www.alanco.com.

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, REDUCED DEMAND FOR INFORMATION TECHNOLOGY EQUIPMENT; COMPETITIVE PRICING AND DIFFICULTY MANAGING PRODUCT COSTS; DEVELOPMENT OF NEW TECHNOLOGIES THAT MAKE THE COMPANY'S PRODUCTS OBSOLETE; RAPID INDUSTRY CHANGES; FAILURE OF AN ACQUIRED BUSINESS TO FURTHER THE COMPANY'S STRATEGIES; THE ABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH LENDERS AND REMAIN IN COMPLIANCE WITH FINANCIAL LOAN COVENANTS AND OTHER REQUIREMENTS UNDER CURRENT BANKING AGREEMENTS; AND THE ABILITY TO SECURE AND MAINTAIN KEY
CONTRACTS AND RELATIONSHIPS.

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